Filed Pursuant to Rule 424(b)(3) Registration No: 333-112578

PROSPECTUS

GenTek Inc.

2,500,000 Shares of Common Stock

3,176,445 Shares of Common Stock

On November 10, 2003, the "Effective Date" of the Joint Plan of Reorganization of GenTek Inc. and its subsidiaries then in Chapter 11, we emerged from Chapter 11 reorganization. As part of our reorganization plan, on November 10, 2003, we issued to certain of our creditors 10,000,000 shares of our new common stock, no par value per share. Pursuant to a registration rights agreement signed as of the Effective Date, certain former creditors who received common stock, some of whom are identified as the selling stockholders in this prospectus, are entitled to have the common stock which they received registered. We are also registering 2,500,000 shares of our common stock for our own account which we may sell under this prospectus.

We may sell up to 2,500,000 shares of our common stock under this prospectus. In addition, the selling stockholders named herein may sell up to 3,176,445 shares of our common stock. The shares of common stock covered by this prospectus may be sold at fixed prices or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders and the selling stockholders will pay all underwriting discounts and selling commissions, if any, applicable to those sales. We will bear all costs, fees and expenses incurred in connection with the registration of all shares registered hereby.

This prospectus contains a general description of the shares of common stock which may be offered and sold. We and the selling stockholders may periodically sell these shares directly or through agents, underwriters or dealers. If required, each time we or a selling stockholder sells shares of common stock, we will provide a prospectus supplement that will contain specific information about the terms of that transaction. We urge you to carefully read this prospectus and any accompanying prospectus supplement before you make an investment decision.

Investing in our common stock involves risks, which we describe in our Annual Report on Form 10-K and in other documents that we may subsequently file with the Securities and Exchange Commission.

Our common stock is currently listed on the Nasdaq National Market under the symbol "GETI." On May 6, 2005, the last reported sale price for our common stock on the Nasdaq National Market was $11.21.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 9, 2005

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus. We and the selling stockholders are offering to sell and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement which we filed with the SEC under which we may sell up to 2,500,000 shares of our common stock and the selling stockholders may offer from time to time up to 3,176,445 shares of our common stock in one or more offerings. If required, each time we and/or the selling stockholders offer common stock, in addition to this prospectus we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. You should read this prospectus and any prospectus supplement as well as additional information described under "Where You Can Find More Information" and "Information Incorporated by Reference."

GENTEK INC.

Overview

We are a holding company whose subsidiaries manufacture industrial components and performance chemicals. Our subsidiaries operate through two primary business segments: manufacturing and performance products. The manufacturing segment provides a broad range of engineered components and services to three principal markets: automotive, appliance and electronic, and industrial. The performance products segment provides a broad range of value-added chemical products and services to four principal markets: environmental services, pharmaceutical and personal care, technology and chemical processing. Our products are frequently highly engineered and are important components of, or provide critical attributes to, our customers' end products or operations. We operate over 60 manufacturing and production facilities located primarily in the U.S., Canada, Mexico and India with additional operations in Germany and the United Kingdom. GenTek has no independent operations and, therefore, is dependent upon cash flow from its subsidiaries to meet its obligations.

Our principal executive offices are located at 90 East Halsey Road, Parsippany, New Jersey 07054, and our telephone number is (973) 515-3221. The address of our website is www.gentek-global.com. This website is an interactive textual reference only, meaning that the information contained in the website is not part of this prospectus by reference or otherwise. As used herein, the terms "GenTek," the "Company," "we," "our" and "us" refer to GenTek Inc. and its consolidated subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective purchaser of our common stock.

GenTek's Completed Reorganization

On October 11, 2002, we and 31 of our direct and indirect subsidiaries, including our Noma Company subsidiary (collectively referred to herein as the Debtors), filed voluntary petitions for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (referred to herein as the Bankruptcy Court). The protection afforded by Chapter 11 allowed us and the other Debtors to continue to serve our customers and preserve the value of our businesses, while we reorganized and worked to develop and implement a strategic plan to deleverage our balance sheet and create an improved long-term capital structure.

The joint plan of reorganization of the Debtors, dated August 28, 2003, as modified on October 3, 2003 (referred to in this prospectus as the Plan) was confirmed by the Bankruptcy Court on October 7, 2003. The Plan became effective in accordance with its terms on November 10, 2003 (referred to herein as the Effective Date).

Pursuant to the Plan, among other things, all then-outstanding shares of our two classes of common stock were cancelled and our indebtedness was recapitalized. We paid cash, issued and reserved for issuance new shares of common stock, issued and reserved for issuance new Tranche A, B and C warrants to purchase shares of our common stock and issued $250 million in new senior term debt (referred to herein as the Senior Term Debt) pursuant to a loan agreement (referred to herein as the Loan Agreement) to various former creditors. The precise mix of new securities distributed or reserved for issuance to the different types of claimants is set forth in the Plan. In addition, pursuant to the Plan, we may issue additional shares of new common stock and new Tranche B and C warrants in the future depending upon the resolution of certain claims.

Recent Developments

Dividends and Recapitalization

Following the sale of our Krone Communications business in 2004, we explored additional avenues to enhance shareholder value. On November 3, 2004, we announced that we were exploring strategic alternatives, including the possible sale of the Company in its entirety. On December 7, 2004, our board of directors declared a one-time special dividend of $7.00 per common share. This dividend, totaling approximately $71 million, was paid on December 27, 2004 and was funded primarily from excess cash generated from the sale of our KRONE communications business.

On February 28, 2005, our board of directors declared a special dividend of $31.00 per common share payable on March 16, 2005. Also on February 28, 2005, we closed on a secured financing consisting of $370 million of term loans and a $60 million revolving credit facility. Approximately $313 million of the financing proceeds was used to pay the special dividend and $35 million of the proceeds was used to pre-fund certain defined benefit pension obligations. The remainder of the proceeds was used to pay transaction fees, to refinance existing debt and for general corporate purposes.

The payment of the two special dividends and the closing on the financing reflect the completion of a recapitalization of the Company. The two dividends provided substantial value to holders of our common stock. In addition, we believe these actions established a more appropriate capital structure for GenTek that allows us to continue to invest in our core businesses. Prior to the recapitalization, our balance sheet was substantially debt-free. By leveraging the Company, we believe we have better positioned the Company to realize increased returns for our shareholders.

USE OF PROCEEDS

Unless indicated otherwise in an applicable prospectus supplement, we expect to use the net proceeds from the sale of common stock that we may offer with this prospectus and any accompanying prospectus supplement for general corporate purposes, including, but not limited to: working capital, capital expenditures, repayment of indebtedness, possible acquisitions, investments and any other purposes that we may specify in any prospectus supplement. Additional information on the use of proceeds from the sale of common stock offered by this prospectus may be set forth in the applicable prospectus supplement relating to such offering. Our management will have broad discretion to allocate the proceeds from this offering to uses that it believes are appropriate.

We will not receive any proceeds from the sale of the common stock sold by the selling stockholders pursuant to this prospectus. The selling stockholders will receive all of the proceeds from such sales.

REGISTRATION RIGHTS

The following summary of selected provisions of the Registration Rights Agreement pursuant to which the selling stockholders are entitled to registration of the shares of our common stock being sold pursuant to this prospectus is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, which is incorporated by reference to the registration statement of which this prospectus forms a part.

We entered into the Registration Rights Agreement as of the Effective Date pursuant to which we agreed, at our expense, to file with the Securities and Exchange Commission (referred to herein as the Commission) this registration statement covering resale of the offered securities for the benefit of certain holders who are parties to the Registration Rights Agreement (referred to herein as holders) of the following securities (collectively referred to herein as the Registrable Securities):

•	shares of our common stock issued pursuant to the Plan on the Effective Date; or
•

shares of our common stock acquired in privately negotiated transactions subsequent to the Effective Date, excluding shares of common stock acquired by holders subsequent to the Effective Date in transactions effected on a national securities exchange or in the over-the-counter market.

We will use our best efforts to keep the registration statement current and effective until:

•	the second anniversary of the date on which this registration statement is declared effective, subject to extension under certain circumstances; or
•

such shorter period which will terminate when all of the common stock covered by this registration statement has been sold pursuant to this registration statement or pursuant to Rule 144 of the Securities Act of 1933 (the "Securities Act").

We will be permitted to suspend the right of a holder to sell pursuant to this registration statement under some circumstances relating to pending corporate developments and similar events. After the expiration of the above-mentioned registration statement, holders may request registration of their common stock by us under certain circumstances and are also entitled to piggyback rights should we propose to register our securities for ourselves or others during periods when a shelf registration statement for holder use is not effective.

Under certain circumstances, holders of Registrable Securities may be entitled to “piggyback” rights in connection with any future registration statements or underwritten offerings of our common stock.

We may require the holders of Registrable Securities who wish to register their securities pursuant to the Registration Rights Agreement to furnish to us such information regarding such holders and the distribution of the Registrable Securities we may from time to time reasonably request in writing. We are not obligated to effect the registration of any Registrable Securities of a particular participating holder unless such information regarding such holder is provided to us.

SELLING STOCKHOLDERS

The following chart sets forth certain information with respect to the amount of common stock held by each of the selling stockholders. The chart shows the number of shares of common stock beneficially owned by the selling stockholders as of March 31, 2005 (except where noted otherwise), the percentage of the class, the maximum number of shares of common stock being offered hereby, the number of shares of our common stock owned by each of the selling stockholders after the offering is completed and the percentage of the class. All selling stockholders are former creditors of the Company who received such shares of common stock in connection with our bankruptcy reorganization.

	Number of Shares Beneficially Owned Prior to the Offering(1)			Number of Shares Beneficially Owned After the Offering(2)
Selling Stockholder	Number of Shares	Percentage of Class(3)	Maximum Number of Shares to be Offered Hereby	Number of Shares	Percentage of Class

Silver Oak Capital, LLC(11)	90,460.9%		90,460	-	-
Carl Marks Strategic Investments, L.P.(5)	334,327	3.3%	334,327	-	-
The Bank of Nova Scotia(6)	129,107	1.3%	129,107	-	-
Deutsche Bank Trust Company Americas(7)	448,786	4.4%	448,786	-	-
Genesis Holding Corporation(8)	482,685	4.8%	482,685	-	-
MassMutual High Yield Partners II LLC(9)	24,538.2%		24,538	-	-
Massachusetts Mutual Life Insurance Company (10)	17,443.2%		17,443	-	-
AG Capital Funding Partners, L.P.(4)	912,155	9.0%	912,155	-	-
Questor Partners Fund II, L.P.(12)	736,944	7.3%	691,316	-	-
Questor Side-by-Side Partners II, L.P.(12)	736,944	7.3%	33,124	-	-
Questor Side-by-Side Partners II 3(c)(1), L.P.(12)	736,944	7.3%	12,504	-	-

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of September 1, 2004, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The common stock is our only outstanding class of equity securities other than the Tranche B and Tranche C Warrants.

(2)

Because the selling stockholders may offer all or some portion of the above referenced securities pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the selling stockholders upon termination of any such sale. In addition, the selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since March 31, 2005 in transactions exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may sell all, part or none of the securities listed above.

(3)

Applicable percentage of ownership is based on 10,097,805 shares of common stock outstanding as of March 31, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of March 31, 2005, for such stockholder.

(4)

Consists of 90,050 shares of common stock, Tranche B Warrants to purchase 274 shares of common stock and Tranche C Warrants to purchase 136 shares of common stock. AG Capital Funding Partners, L.P. is an affiliate of a registered broker-dealer. At the time such shares and warrants were acquired, AG Capital Funding Partners, L.P. did not have any agreements or understandings, directly or indirectly, to distribute the shares of common stock or warrants and all such shares and warrants were acquired pursuant to the Plan in connection with the Company’s emergence from Chapter 11. Each of Mr. John M. Angelo and Mr. Michael L. Gordon may be deemed to have shared power to direct the voting and disposition of the shares and warrants held for the account of AG Capital. The principal business address of AG Capital Funding Partners is c/o Angelo Gordon & Co., L.P., 245 Park Avenue, 26th Floor, New York, NY 10167. Bruce Martin, who resigned as a director of the Company effective April 15, 2005, is a Director of Angelo, Gordon & Co., L.P., which serves as the (i) investment advisor to AG Capital Funding Partners, L.P. and (ii) the managing member of AG Capital Funding Investors, LLC, which in turn is the general partner of AG Capital Funding Partners, L.P.

(5)

Consists of 332,507 shares of common stock, Tranche B Warrants to purchase 1,223 shares of common stock and Tranche C Warrants to purchase 597 shares of common stock. The principal business address of Carl Marks Strategic Investments, L.P. is 135 East 57th Street, New York, New York 10022. A general partner of the general partner of Carl Marks Strategic Investments, L.P. served on the ad hoc bank steering committee of the Company during the Company’s bankruptcy proceeding (from approximately October 2002 until October 2003). Voting and investment power is held exclusively by Carl Marks Management Company, L.P., the General Partners of which are Andrew M. Boas, Robert C. Ruocco and James F. Wilson.

(6)

Consists of 126,932 shares of common stock, Tranche B Warrants to purchase 1,462 shares of common stock and Tranche C Warrants to purchase 713 shares of common stock. The principal business address of The Bank of Nova Scotia is Scotiabank Private Equity Investments, Scotia Plaza, 40 King Street West, Toronto, Ontario, Canada M5H 3Y2. The Bank of Nova Scotia was a lender of GenTek. The Bank of Nova Scotia is an affiliate of a registered broker-dealer. At the time such shares and warrants were acquired, The Bank of Nova Scotia did not have any agreements or understandings, directly or indirectly, to distribute the shares of common stock and warrants and all shares were acquired pursuant to the Plan in connection with the Company’s emergence from Chapter 11. Voting and investment power is held by The Bank of Nova Scotia.

(7)

Consists of 446,795 shares of common stock, Tranche B Warrants to purchase 1,336 shares of common stock and Tranche C Warrants to purchase 655 shares of common stock. The principal business address of Deutsche Bank Trust Company Americas is 60 Wall Street, NYC 60-43301, New York, New York 10005. Deutsche Bank Trust Company Americas is an affiliate of a registered broker-dealer. At the time such shares and warrants were acquired, Deutsche Bank Trust Company Americas did not have any agreements or understandings, directly or indirectly, to distribute the shares of common stock or warrants and all shares were acquired pursuant to the Plan in connection with the Company’s emergence from Chapter 11. Voting and investment power is held solely by Deutsche Bank Trust Company Americas.

(8)

Consists of 480,325 shares of common stock, Tranche B Warrants to purchase 1,585 shares of common stock and Tranche C Warrants to purchase 775 shares of common stock. The principal business address of Genesis Holding Corporation is 270 Park Avenue, Floor 20, New York, New York 10017. The full legal name of the DTC participant through which the shares are held is JPMorgan Securities, Inc. Genesis Holding Corporation is an affiliate of a registered broker-dealer. At the time such shares and warrants were acquired, Genesis Holding Corporation did not have any agreements or understandings, directly or indirectly, to distribute the shares of common stock or warrants and all shares were acquired pursuant to the Plan in connection with the Company’s emergence from Chapter 11. Voting and investment power is held by JPMorgan Securities, Inc.

(9)

The principal business address of MassMutual High Yield Partners II LLC is 1500 Main Street, 11th Floor, Springfield, MA 01115. Massachusetts Mutual Life Insurance Company is an affiliate of a registered broker-dealer. MassMutual acts as the investment advisor to MassMutual High Yield Partners II LLC. MassMutual or its wholly-owned subsidiary, MMH LLC, control the following entities that are registered with NASD: (i) MML Distributions, LLC – registered broker-dealer that is wholly owned by MassMutual, (ii) MML Investors Services, Inc. – registered broker-dealer that is wholly owned by MMH LLC, (iii) Centennial Asset Management Corporation and OppenheimerFunds Distributor, Inc. – each a registered broker-dealer that is wholly-owed by OppenheimerFunds, Inc., a wholly-owned subsidiary of Oppenheimer Acquisition Corp. in which MMH LLC owns 96.2% of the outstanding capital stock and (iv) Babson Capital Securities Inc. – registered broker-dealer that is wholly-owned by Babson Capital Management LLC, which is wholly-owned by MMH LLC.

(10)

The principal business address of Massachusetts Mutual Life Insurance Company is 1500 Main Street, 11th Floor, Springfield, MA 01115. Massachusetts Mutual Life Insurance Company is an affiliate of a registered broker-dealer. MassMutual or its wholly-owned subsidiary, MMH LLC, control the following entities that are registered with NASD: (i) MML Distributions, LLC – registered broker-dealer that is wholly owned by MassMutual, (ii) MML Investors Services, Inc. – registered broker-dealer that is wholly owned by MMH LLC, (iii) Centennial Asset Management Corporation and OppenheimerFunds Distributor, Inc. – each a registered broker-dealer that is wholly-owed by OppenheimerFunds, Inc., a wholly-owned subsidiary of Oppenheimer Acquisition Corp. in which MMH LLC owns 96.2% of the outstanding capital stock and (iv) Babson Capital Securities Inc. – registered broker-dealer that is wholly-owned by Babson Capital Management LLC, which is wholly-owned by MMH LLC.

(11)

Consists of 908,182 shares of common stock, Tranche B Warrants to purchase 2,669 shares of common stock and Tranche C Warrants to purchase 1,304 shares of common stock. Silver Oak may be deemed to be the beneficial owner of 912,155 shares. Silver Oak is an affiliate of a registered broker-dealer. At the time such shares and warrants were acquired, Silver Oak did not have any agreements or understandings, directly or indirectly, to distribute the shares of common stock or warrants and all shares and warrants were acquired pursuant to the Plan in connection with the Company’s emergence from Chapter 11. The principal business address of Silver Oak is c/o Angelo Gordon & Co., L.P., 245 Park Avenue, 26th Floor, New York, New York 10167. Each of Mr. John M. Angelo and Mr. Michael L. Gordon may be deemed to have shared power to direct the voting and disposition of the 90,406 shares held for the account of Silver Oak.

(12)

Consists of 688,106 shares of common stock, Tranche B Warrants to purchase 2,024 shares of common stock and Tranche C Warrants to purchase 988 shares of common stock held by Questor Partners Fund II, L.P.; 32,978 shares of common stock, Tranche B Warrants to purchase 97 shares of common stock and Tranche C Warrants to purchase 49 shares of common stock held by Questor Side by Side Partners II, L.P.; and 12,452 shares of common stock, Tranche B Warrants to purchase 36 shares of common stock and Tranche C Warrants to purchase 16 shares of common stock held by Questor Side by Side Partners II 3(c)(1), L.P. The principal offices of Questor Partners Fund II, L.P., Questor Side-by-Side Partners II, L.P. and Questor Side-by Side Partners II 3(c)(1), L.P. (collectively, the “Questor Funds”) are located at 103 Springer Building, 3411 Silverside Rd., Wilmington, DE 19810. Each of the Questor Funds may be deemed to have shared power to direct the voting and disposition of all shares held by the other Questor Funds. Accordingly, Questor Partners Fund II has the sole power to vote and dispositive power with respect to 691,316 shares beneficially owned and is deemed to have shared voting and dispositive power with respect to 45,628 shares beneficially owned. Questor Side-by-Side Partners II, L.P. has the sole power to vote and dispositive power with respect to 33,124 shares beneficially owned and is deemed to have shared voting and dispositive power with respect to 703,820 shares beneficially owned. Questor Side-by-Side Partners II 3(c)(1), L.P. has the sole power to vote and dispositive power with respect to 12,504 shares beneficially owned and is deemed to have shared voting and dispositive power with respect to 724,440 shares beneficially owned. Jay Alix, Michael Grindfors, John A. Janitz, Albert A. Koch, Michael D. Madden and Wallace L. Rueckel serve as directors of Questor Principals II, Inc., the ultimate general partner of the Questor Funds. Each of the directors of Questor Principals II, Inc. is also a managing director of Questor Management Company, LLC (the entity which conducts the day-to-day management of the Questor Funds). Jay Alix is the controlling shareholder of Questor Principals II, Inc. and the ultimate controlling shareholder of Questor Management Company, LLC.

In addition to sales pursuant to this prospectus, each selling stockholder may sell, transfer or otherwise dispose of all or a portion of the shares owned by such selling stockholder in a transaction or a series of transactions exempt from the registration requirements of the Securities Act of 1933, including transactions pursuant to Rule 144 under the Securities Act of 1933.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock, the Tranche B and C Warrants (as defined herein) to purchase common stock and certain provisions of our Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-Laws (the "By-Laws") is a summary and is qualified in its entirety by the Tranche B and C Warrant Agreements, the Certificate of Incorporation and By-Laws. For a complete description we refer you to the Tranche B and C Warrant Agreements, the Certificate of Incorporation and By-Laws which we have previously filed with the Commission. For information regarding how you can receive copies of these documents, please see "Where You Can Find More Information."

Authorized Capital Stock

Pursuant to the Certificate of Incorporation, the total number of shares of capital stock which we have authority to issue is 110,000,000, consisting of (i) 100,000,000 shares of common stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (referred to herein as the Preferred Stock). Our Certificate of Incorporation authorizes our board of directors to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series and, subject to the terms of the Certificate of Incorporation, to fix for each such class or series the voting powers, full or limited, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof. The Certificate of Incorporation provides that we will not issue non-voting equity securities (which will not be deemed to include any warrants or options to purchase our capital stock) to the extent required under Section 1123(a)(6) of the Bankruptcy Code for so long as such section is in effect and applicable to us and to the extent that the provision of the Certificate of Incorporation is not amended or eliminated in accordance with applicable law.

Description of Common Stock

Subject to the rights of holders of Preferred Stock, if any, and any other provisions of the Certificate of Incorporation, the holders of shares of our common stock will be entitled to receive dividends when, as and if declared by our board of directors from time to time out of our assets or funds legally available therefor and to share, on the basis of their shareholdings, in our assets that are available for distribution to our stockholders in the event of a liquidation, dissolution, winding up of, or any dissolution of our assets. The holders of shares of our common stock have no preemptive or conversion rights. The shares of our common stock are not subject to sinking fund provisions or redemption. All of the shares of our common stock issued pursuant to the Plan are fully paid and nonassessable shares of capital stock.

The issuance of our common stock pursuant to the Plan was exempt from registration under the Securities Act, pursuant to Section 1145 of the Bankruptcy Code and any subsequent transactions in our shares of common stock so issued are exempt from registration under the Securities Act unless the holder is deemed an "underwriter" under Section 1145(b) of the Bankruptcy Code.

Each holder of shares of our common stock is entitled to cast one vote in person or by proxy for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. Our board of directors is divided into three classes, with the classes as nearly equal in number as possible. Currently, three directors will serve until our 2005 annual meeting, three directors will serve until our 2006 annual meeting and two directors will serve until our 2007 annual meeting. Generally, the term of each class of directors is three years. The Certificate of Incorporation does not provide for cumulative voting for the election of directors. The Certificate of Incorporation provides that our board of directors shall consist of not less than one or more than eight members, subject to such increases as may be necessary to comply with the terms of our Tranche A Warrant Agreement (as defined below) or the terms of any one or more series of Preferred Stock.

Holders of our common stock are subject to certain restrictions on the transfer of shares of our common stock. These restrictions generally prohibit the following transfers of our equity securities without notice to our board of directors: (i) transfers to a person (including any group of persons making a coordinated acquisition) who beneficially owns, or would beneficially own after the transfer, more than 4.75% of the total value of our outstanding equity securities, to the extent that the transfer would increase such person's beneficial ownership above 4.75% of the total value of our outstanding equity securities and (ii) transfers by a person (or group of persons having made a coordinated acquisition) who beneficially owns more than 4.75% of the total value of our outstanding equity securities. At such time that 25% of our common stock has been transferred, for tax purposes (which generally takes into consideration only transfers to or from shareholders who beneficially own 5% of the value of our common stock), the restrictions generally prohibit the transfers described above without the prior written consent of our board of directors, which consent can be with held only if our board of directors, in its sole discretion determines that the transfer creates a material risk of limiting certain tax benefits. Such restrictions will remain in effect until the earlier of: (i) November 10, 2005 or (ii) such date as the board of directors determines, in its sole discretion, that such restrictions are no longer necessary to protect tax benefits. The restrictions are not applicable to transfers pursuant to a tender offer to purchase 100% of our common stock for cash or marketable securities so long as such tender offer results in the tender of at least 50% of our common stock then outstanding. These transfer restrictions may inhibit market activity in our common stock.

Description of Tranche B Warrants

Pursuant to the Plan, on the Effective Date, we executed a Tranche B Warrant Agreement (referred to herein as the Tranche B Warrant Agreement) between us and the Warrant Agent covering Tranche B Warrants to purchase an aggregate of 619,095 shares of common stock, subject to increase. On the Effective Date, Tranche B Warrants to purchase an aggregate of 619,095 shares of common stock were issued and outstanding. The initial exercise price of the Tranche B Warrants was $64.50 per share of our common stock. The terms of the Tranche B Warrants provide for customary anti-dilution protection, which adjusts the exercise price and number of exercise shares upon certain events that may have a dilutive effect on the Tranche B Warrants. These dilutive events include, but are not limited to, certain dividends, stock splits and combinations, issuances of securities or consolidations, mergers, recapitalizations or similar transactions. During December, 2004, the Company paid a special dividend of $7.00 per share, and, in accordance with the terms of the Tranche B Warrants, the number of shares covered by the warrants was adjusted to 717,531, and the exercise price was adjusted to $55.65. During March, 2005, the Company paid a special dividend of $31.00 per share, and, in accordance with the terms of the Tranche B Warrants, the number of shares covered by the warrants was adjusted to 1,998,129 and the exercise was adjusted to $19.98. The Tranche B Warrants may be transferred at any time and from time to time, in whole or in part, upon compliance with the terms set forth in the Tranche B Warrant Agreement. Holders of Tranche B Warrants are not entitled to vote on any matters submitted to a vote of the stockholders nor are they otherwise entitled to any rights to which a stockholder of the Company is entitled.

Tranche B Warrants may generally be exercised from the date of issuance until November 10, 2008. The exercise price may be paid (a) in cash or (b) pursuant to a cashless exercise provision as set forth in the Tranche B Warrants and the Tranche B Warrant Agreement.

Description of Tranche C Warrants

Pursuant to the Plan, on the Effective Date, we executed a Tranche C Warrant Agreement (referred to herein as the Tranche C Warrant Agreement) between us and the Warrant Agent covering Tranche C Warrants to purchase an aggregate of 302,366 shares of our common stock, subject to increase. On the Effective Date, Tranche C Warrants to purchase an aggregate of 302,366 shares of our common stock were issued and outstanding. The initial exercise price of the Tranche C Warrants was $71.11 per share of our common stock. The terms of the Tranche C Warrants provide for customary anti-dilution protection, which adjusts the exercise price and number of exercise shares upon certain events that may have a dilutive effect on the Tranche C Warrants. These dilutive events include, but are not limited to, certain stock dividends, stock splits and combinations, issuances of securities or consolidations, mergers, recapitalizations or similar transactions. During December, 2004, the Company paid a special dividend of $7.00 per share, and, in accordance with the terms of the Tranche C Warrants, the number of shares covered by the warrants was adjusted to 350,442, and the exercise price was adjusted to $61.35. During March, 2005, the Company paid a special dividend of $31.00 per share, and, in accordance with the terms of the Tranche C

Warrants, the number of shares covered by the warrants was adjusted to 975,886 and the exercise price was adjusted to $22.03. The Tranche C Warrants may be transferred at any time and from time to time, in whole or in part, upon compliance with the terms set forth in the Tranche C Warrant Agreement. Holders of Tranche C Warrants are not entitled to vote on any matters submitted to a vote of the stockholders nor are they otherwise entitled to any rights to which a stockholder of the Company is entitled.

Tranche C Warrants may generally be exercised from the date of issuance until November 10, 2010. The exercise price may be paid (a) in cash or (b) pursuant to a cashless exercise provision as set forth in the Tranche C Warrants and the Tranche C Warrant Agreement.

Description of Certain Provisions of our Certificate of Incorporation and By-Laws

Written Consent of Stockholders. The Certificate of Incorporation provides that no action that is required or permitted to be taken by our stockholders at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

Special Meeting of Stockholders. The By-Laws permit a special meeting of stockholders to be called by (i) the chairman of the board of directors, (ii) the president, (iii) the board of directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office or (iv) the record holders of at least fifteen percent (15%) of our capital stock issued and outstanding and entitled to vote at such meeting.

Amendment of By-Laws. Pursuant to the Certificate of Incorporation and By-Laws, the By-Laws may be amended or repealed by the board of directors or by the affirmative vote of at least two-thirds of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class; provided, however, that, with respect to an amendment or repeal by the stockholders, if the board of directors recommends that stockholders approve such amendment or repeal, then such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class.

Amendment of Certificate of Incorporation. Pursuant to the Certificate of Incorporation, we reserve the right to amend or repeal any provision of the Certificate of Incorporation in the manner prescribed by statute and the Certificate of Incorporation, and all rights conferred upon stockholders therein are granted subject to this reservation. No amendment or repeal of the Certificate of Incorporation shall be made unless it is first approved by our board of directors and, except as otherwise provided by law, thereafter approved by the stockholders.

Whenever any vote of holders of voting stock is required, and in addition to any other vote of holders of voting stock that is required by the Certificate of Incorporation or by law, the affirmative vote of a majority (or such greater proportion as may be required by law) of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal, voting together as a single class, shall be required; provided, however, that the affirmative vote of not less than two-thirds of the total votes eligible to be cast by the holders of voting stock, voting together as a single class, shall be required to amend or repeal certain provisions of the Certificate of Incorporation relating to stockholder actions, our directors, the indemnification of officers, directors and our key employees and amendments to the By-laws and Certificate of Incorporation.

Business Combinations Under Delaware Law. A corporation may elect not to be governed by Section 203 of the Delaware General Corporation Law (“Section 203”) which relates to limitations on certain transactions (including "business combinations") between us and "Interested Stockholders" (as defined in Section 203). We have elected not to be governed by such section.

PLAN OF DISTRIBUTION

"Offered common stock" as used in this Plan of Distribution means all stock covered by, and offered, in the registration statement of which this prospectus is a part.

We may sell shares of our common stock, and the selling stockholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time, directly to purchasers or to or through one or more underwriters or broker-dealers which may act as agents or principals or agents. If the offered common stock is sold by a selling stockholder through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent's commissions. If we utilize underwriters or broker-dealers, we will be responsible for the underwriting discounts or commissions or agent’s commissions. We will not receive any of the proceeds from the sale by the selling stockholders of the offered common stock. We will bear all costs, fees and expenses incurred in connection with the registration of the offered common stock.

We and the selling stockholders may sell the offered common stock from time to time on any stock exchange or automated interdealer quotation system on which our common stock may be listed or quoted at such time, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. We and the selling stockholders may sell the offered common stock in one or more transactions by one or more of the following methods, without limitation:

(a)

block trades in which the broker or dealer so engaged will attempt to sell the offered common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;
(c)	an exchange or over-the-counter distribution in accordance with the rules of any stock exchange or inter-dealer quotation system on which the offered common stock is listed or quoted;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchases;
(e)	privately negotiated transactions;
(f)	short sales;

(g)	through the writing of put or call options relating to the offered common stock, whether or not the options are listed on an options exchange or otherwise;
(h)	through the distribution of the offered common stock by any selling stockholders to its partners, members or stockholders;
(i)	one or more underwritten offerings on a firm commitment or best efforts basis; and
(j)	any combination of the above methods of sale.

The selling stockholders may also transfer the securities by gift.

We and the selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the offered common stock. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder or of the Company. Broker-dealers may agree with a selling stockholder or the Company to sell a specified number of the offered common stock at a stipulated price per security. If the broker-dealer is unable to sell the offered common stock acting as agent for a selling stockholder or the Company, it may purchase as principal any unsold offered common stock at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the offered common stock from time to time in transactions in any stock exchange or automated interdealer quotation system on which the offered common stock is then listed or quoted, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

Any underwriters, dealers, brokers or agents participating in the distribution of the offered common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder, the Company or purchasers of selling stockholders' offered common stock, as applicable, for whom they may act as agent or to whom they may sell as principal (which compensation as to a particular broker-dealer might be in excess of those customary in the types of transactions involved).

In addition, any common stock owned by the selling stockholders and covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act and/or Section 1145 of the Bankruptcy Code may be sold in open market transactions in reliance on Rule 144 or Section 1145 rather than pursuant to this prospectus.

Further, under certain circumstances, selling stockholders may be entitled to “piggyback” rights in connection with future registration statements or underwritten offerings of our common stock.

Our outstanding common stock is currently listed for trading on the Nasdaq National Market under the symbol "GETI."

The selling stockholders and any broker-dealer participating in the distribution or sale of the offered common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

To the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, for the common stock we and/or the selling stockholders sell will describe that offering, including:

•	the identity of any underwriters, dealers or agents who purchase common stock, as required;
•	the amount of common stock sold, the public offering price and consideration paid, and the proceeds we and/or the selling stockholders will receive from that sale;
•	the place and time of delivery for the common stock being sold;
•	whether or not the common stock will trade on the Nasdaq National Market or any securities exchanges;
•

the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents, any other items constituting underwriters' compensation, and any discounts or concessions allowed or reallowed or paid to dealers;

•	the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and
•	any other material terms of the distribution of common stock.

Under the securities laws of certain states, the offered common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the offered common stock may not be sold unless the offered common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the offered common stock owned by it. If a selling stockholder defaults in performance of the secured obligations, pledgees or secured parties may, upon foreclosure, offer and sell the offered common stock from time to time and shall, for such purposes, be deemed to be a selling stockholder. A selling stockholder may also transfer and donate the offered common stock in other circumstances. If a selling stockholder's offered common stock is sold as a result of a foreclosure or a selling stockholder donates or otherwise transfers its stock, the number of shares of the offered common stock beneficially owned by it will decrease as and when such actions are taken. The plan of distribution for the offered common stock offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees or other successors-in-interest will be selling stockholders for purposes of this prospectus.

We and the selling stockholders and any other person participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the offered common stock by us or the selling stockholders and any other such person. The anti-manipulation rules under the Exchange Act may apply to sales of offered common stock in the market and to the activities of the Company and the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the sale or distribution of the offered common stock to engage in market-making activities with respect to the particular offered common stock being sold or distributed for a period of up to five business days before the sale or distribution. All of the foregoing may affect the marketability of the offered common stock and the ability of any person or entity to engage in market-making activities with respect to the offered common stock.

The selling stockholders will be indemnified and each other person who participates as an underwriter in the offering or sale of the offered common stock, if any, by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by the selling stockholders in certain circumstances against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

We agreed to register the selling stockholders’ common stock under the Securities Act, and to keep the registration statement of which this prospectus is a part, effective until the second anniversary of the date such registration statement is declared effective by the Commission, subject to certain extensions, or until all of the registrable common stock covered by the registration statement has been sold pursuant to the registration statement or pursuant to Rule 144 of the Securities Act or such shares of our common stock covered by the registration statement cease to be registrable common stock.

We have agreed to pay all expenses in connection with the registration of these shares, including the fees and expenses of one counsel to the selling stockholders.

Under certain circumstances, we will not be obligated to file an amendment or supplement and may suspend rights to make sales pursuant to an effective registration statement up to two times in any 12 month period. Such suspension may not exceed 60 days (or more than an aggregate of 90 days in any 12 month period). Upon sale pursuant to the registration statement of which this prospectus forms a part, the offered common stock will be freely tradable in the hands of persons other than our affiliates.

We cannot assure you that the selling stockholders will sell all or any portion of the offered common stock.

LEGAL MATTERS

The legality of the common stock offered by us and the selling stockholders under this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The financial statements, related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the adoption of fresh-start reporting and the change in method of accounting for goodwill and certain intangible assets, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements, other than statements of historical facts, included in this prospectus may constitute forward-looking statements. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that these assumptions and expectations will prove to have been correct. Important factors that could cause actual results to differ from these expectations are disclosed in this prospectus and include various risks, uncertainties and assumptions. Such factors include, among others, our outstanding indebtedness and leverage; the impact of the restrictions imposed by our indebtedness; our ability to fund and execute our business plan; potential adverse developments with respect to our liquidity or results of operations; the high degree of competition in certain of our businesses, and the potential for new competitors to enter into those businesses; continued or increased price pressure in our markets; customers and suppliers seeking contractual and credit terms less favorable to us; our ability to maintain customers and suppliers that are important to our operations; our ability to attract and retain new customers; the impact of possible substantial future cash funding requirements for our pension plans, particularly if investment returns on pension assets are lower than assumed; the impact of any possible failure to achieve targeted cost reductions; increases in the cost of raw materials, including energy and other inputs used to make our products; future modifications to existing laws and regulations affecting the environment, health and safety; discovery of unknown contingent liabilities, including environmental contamination at our facilities; suppliers' delays or inability to deliver key raw materials; breakdowns or closures of our or certain of our customers' plants or facilities; inability to obtain sufficient insurance coverage or the terms thereof; domestic and international economic conditions, fluctuations in interest rates and in foreign currency exchange rates; the cyclical nature of certain of our businesses and markets; the potential that actual results may differ from the estimates and assumptions used by management in the preparation of the consolidated financial statements; future technological advances which may affect our existing product lines; the potential exercise of our Tranche B and Tranche C warrants and other events could have a substantial dilutive effect on our common stock; and other risks detailed from time to time in our Securities and Exchange Commission reports.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus, or incorporated herein by reference, might not occur.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement initially filed on Form S-1 and amended on Form S-3 which we have filed with the SEC, under the Securities Act, with respect to the common stock offered pursuant to this prospectus. This prospectus does not contain all of the information included in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the securities offered in this prospectus. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov. Our common stock is listed and traded on the Nasdaq National Market under the trading symbol "GETI."

INFORMATION INCORPORATED BY REFERENCE

The SEC allows “incorporation by reference” into this prospectus of information that we file with the Commission. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the Commission subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which we have already filed with the Commission:

•	Annual Report on Form 10-K for the year ended December 31, 2004;
•	Proxy Statement for the Annual Meeting of Shareholders to be held on May 6, 2005;
•

Current Reports on Form 8-K, filed with the Securities and Exchange Commission on January 19, 2005, January 21, 2005, February 3, 2005, March 4, 2005, March 18, 2005, March 22, 2005 and April 13, 2005; and

•

The description of common stock contained in the Company’s Form 8-A to amend its Form 10, dated November 10, 2003, including any future amendments or reports we file for the purpose of updating this description.

Whenever, after the date of this prospectus, we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, those reports and documents will be deemed to be a part of this prospectus from the time they are filed. Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Requests should be directed to:

GenTek Inc.

90 East Halsey Road

Parsippany, New Jersey 07054

Attention: Investor Relations

Telephone: (973) 515-3221

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GenTek Inc.

2,500,000 Shares of Common Stock

3,176,445 Shares of Common Stock

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Prospectus

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May 9, 2005

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